Exhibit 99.1
LIONSGATE ANNOUNCES NEW FIVE-YEAR $340 MILLION REVOLVING CREDIT FACILITY WITH JPMORGAN AND WACHOVIA
SANTA MONICA, CA, and VANCOUVER, BC, July 28, 2008 — Lionsgate (NYSE: LGF), the leading next generation filmed entertainment studio, has finalized arrangements for a new five-year, $340 million revolving credit facility that helps position the Company for continued future growth, it was announced today by Lionsgate Vice Chairman Michael Burns. The new facility, agented by JPMorgan in conjunction with Wachovia Bank, can be increased to as much as $500 million and replaces the previous $215 million credit facility, also with JPMorgan.
“This new facility is another component of Lionsgate’s strong balance sheet, a key driver of our growth in the future,” said Burns. “With $371 million in cash and cash equivalents at the end of fiscal 2008, no corporate bank debt, long-term sub debt locked in at approximately 3.31% and this new facility, we are well positioned to take advantage of potential strategic opportunities that may arise, consistent with our business plan.”
“It is a testament to Lionsgate’s senior management team, business plan, financial strength and track record of growth and success that this facility closed so quickly in the current market environment,” said Christa Thomas, Managing Director of JPMorgan. “The facility was actually oversubscribed as participating banks saw Lionsgate’s unique vision for monetizing their content leadership.”
Lionsgate has continued to build its strong balance sheet at the same time that it has invested more than $150 million in growing its business over the past three years with the acquisition of Redbus Film Distributors in the U.K. (now Lionsgate UK), the Debmar-Mercury television syndication company, independent filmed entertainment studio Mandate Pictures, a 42% investment in leading young men’s online site Break.com, a 43% investment in independent producer and distributor Roadside Attractions and the launch of the FEARNet branded horror channel with partners Sony and Comcast.
The new facility was orchestrated for Lionsgate by Burns, Chief Financial Officer Jim Keegan and EVP Business and Legal Affairs James Gladstone. Morgan Lewis & Bockius served as outside counsel for JPMorgan and Jim Russell of Heenan Blaikie was outside counsel for Lionsgate on the deal.
ABOUT LIONSGATE
Lionsgate is the leading next generation filmed entertainment studio with a major presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company is leveraging its content leadership and marketing expertise through a series of partnerships that include the highly successful FEARNet branded VOD and Internet horror channel with Sony and Comcast, the recent announcement of the fall 2009 launch of a new premium entertainment channel with partners Viacom, Paramount Pictures and MGM, investment in the leading young men’s digital distribution platform Break.com, ownership of the premier independent television syndication company Debmar-Mercury LLC and an alliance with independent filmed entertainment production and distribution company Roadside Attractions. Lionsgate also has forged partnerships with leading content creators, owners and distributors in key territories around the world, including Televisa in the U.S. and Latin America, StudioCanal in the UK, Hoyts and Sony in Australia and Eros International in India.
The Company has generated more than $450 million at the North American theatrical box office in the past year and has released a string of hits including The Forbidden Kingdom, Tyler Perry’s Meet The Browns, The Bank Job, Rambo, The Eye, Saw IV, Tyler Perry’s Why Did I Get Married?, Good Luck Chuck, 3:10 To Yuma and War, most of which have opened at #1 or #2 at the box office. The Company has also forged leadership positions in television and home entertainment with the production of such critically-acclaimed television series as Weeds and Mad Men, the distribution of Tyler Perry’s House of Payne, Family Feud, South Park, Trivial Pursuit and The Dead Zone, among others, and approximately 8% market share and the industry’s leading box office-to-DVD conversion rate in home entertainment. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand is synonymous with entrepreneurial innovation and original, daring, quality entertainment in markets around the globe.
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www.lionsgate.com
For further information, please contact:
Peter D. Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com
Kristin Robinson
Lionsgate
310-255-5114
krobinson@lionsgate.com